Exhibit 99.1

VMware Announces Per Share Dividend Amount and Payment Date for Previously

Announced One-Time Special Dividend

•	Payment date for previously announced $11bn one-time special dividend is December 28, 2018

•	Dividend amount is $26.81 per outstanding share of VMware common stock

PALO ALTO, Calif – December 28, 2018 –VMware, Inc. (NYSE:VMW) (“VMware”), a leading innovator in enterprise software, today announced that the payment date for VMware’s $11 billion, conditional one-time special dividend payable pro-rata to all VMware stockholders (the “Special Dividend”), previously announced on July 2, 2018, is December 28, 2018 (the “Payment Date”). The Special Dividend is payable to all VMware stockholders of record as of the close of business on December 27, 2018 (the “Record Date”).

Shares of VMware Class A common stock will trade with due bills following the Record Date through and including the Payment Date. The ex-dividend date will be the first trading day following the Payment Date – December 31, 2018.

U.S. Federal Tax Treatment of the Special Dividend

VMware currently estimates that, for U.S. federal tax purposes, 60.39% of the Special Dividend (or $16.19 per share) will be treated as a taxable dividend, with the other 39.61% of the Special Dividend (or $10.62 per share) being first treated as a return on capital to stockholders to the extent of their basis in VMware common stock, and then as capital gain.

The tax treatment of the Special Dividend will be based on VMware’s current and accumulated earnings and profits for VMware’s 2019 fiscal year ending February 1, 2019 (“FY19”). The process of determining current and accumulated earnings and profits requires a final determination of VMware’s financial results for FY19 and a review of certain other factors. The determination will be based in part on factors that are outside of the control of VMware and which cannot be ascertained at this time. VMware does not expect the calculation of the portion that will be treated as a taxable dividend for federal tax purposes to be finalized until after the completion of FY19. Accordingly, the portion of the Special Dividend estimated to be a taxable dividend provided in this release is based upon currently available information and is subject to change. VMware currently expects to update information on taxation of the Special Dividend later in calendar year 2019.

The taxable dividend may be eligible for treatment as a qualified dividend for federal tax purposes depending on the holding period of the underlying stock and other personal tax matters. The precise tax impact of the dividend to specific stockholders depends upon the stockholder’s individual tax situation. Stockholders are advised to consult with their personal tax advisors.

The return of capital percentage on common stock dividends as reported on Form 8937 can be found on VMware’s website at ir.vmware.com. The Form 8937 will be updated as necessary following the determination of VMware’s financial results for FY19 and a review of certain other factors.

About VMware

VMware software powers the world’s complex digital infrastructure. The company’s compute, cloud, mobility, networking and security offerings provide a dynamic and efficient digital foundation to over 500,000 customers globally, aided by an ecosystem of 75,000 partners. Headquartered in Palo Alto, California, this year VMware celebrates twenty years of breakthrough innovation benefiting business and society. For more information please visit https://www.vmware.com/company.html.

Forward-Looking Statements

This press release contains forward-looking statements that are based on VMware’s current expectations, including, among other things, statements regarding VMware’s Special Dividend, including its payment date, the tax treatment of the Special Dividend and the specific portion of the Special Dividend that will be treated as a return on capital, the expected completion of the Dell exchange transaction, satisfaction of conditions to payment of the Special Dividend, the elimination of Dell Class V common stock and creation of a new public equity class for Dell. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) VMware’s relationship with Dell and Dell’s ability to control matters requiring stockholder approval, including the election of VMware’s board members and matters relating to Dell’s investment in VMware; (ii) tabulation of VMware’s financial results for FY19; (iii) other factors relating to the final calculation of the portion of the Special Dividend taxable as a dividend or as a return of capital or capital gain including calculations of the impact on VMware as a member of a consolidated tax group with Dell; and (iv) logistics involved in setting the ex-dividend date. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and Current Reports on Form 8-K that we have filed and may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this press release.

Contact

Paul Ziots

VMware Investor Relations

pziots@vmware.com

650-427-3267

Michael Thacker

VMware Global PR

mthacker@vmware.com

650-427-4454